Exhibit 99.1
Bally’s Corporation Announces Fourth Quarter and Full Year 2023 Results
PROVIDENCE, R.I., - February 21, 2024 - Bally’s Corporation (NYSE: BALY) today reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Results and Operating Highlights

•Consolidated revenues of $611.7 million, up 6.1% year-over-year and up 8.6% for the full year
•Casinos & Resorts revenues of $342.3 million, up 7.2% year-over-year
•International Interactive revenues of $236.0 million, up 2.1% year-over-year
•North America Interactive revenues of $33.4 million, up 26.9% year-over-year year
•Commenced 24/7 operations at the Chicago Temporary Casino on December 27th, property reached record $10 million GGR for first full month of 24/7 operations in January
•Repurchased 5.8 million shares of common stock for $68.6 million
•Subsequent to year-end, announced the April 2nd official closure of Tropicana Las Vegas to prepare for the welcoming of the Las Vegas A’s to the Tropicana site and potential future development

Summary of Financial Results

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Consolidated Revenue	$611,670	$576,689	$2,449,073	$2,255,705
Casinos & Resorts Revenue	342,317	319,178	1,363,291	$1,227,563
International Interactive Revenue	235,980	231,218	973,210	946,442
North America Interactive Revenue	33,373	26,293	112,572	81,700
Net loss	(263,492)	(487,529)	(172,609)	(425,546)
Adjusted EBITDAR(1)	160,936		653,104
(1) Refer to tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated in accordance with GAAP.

Robeson Reeves, Bally’s Chief Executive Officer, commented, “Bally’s completed a successful 2023 with healthy results across all our business segments. Revenues in the fourth quarter grew 6.1% year-over-year to $611.7 million reflecting continued growth in our Casinos & Resorts, International Interactive and North America Interactive segments. For the full year, revenues grew 8.6% versus 2022.”

“In the fourth quarter, Casinos & Resorts revenues rose 7.2% year-over-year and Adjusted EBITDAR, excluding $31.6 million of rent expense, was $94.7 million, resulting in solid quarterly Adjusted EBITDAR margins of 27.7%. For the full year, Casinos & Resorts revenues grew 11.1%. We saw strong performance across much of the portfolio, as our properties exceeded the market GGR comp for revenue performance in 7 of our 10 markets, demonstrating the underlying health of our properties and our disciplined operating strategies. Atlantic City delivered its first full year of profitable Adjusted EBITDAR under our ownership. In Chicago, we continue to incorporate customer feedback to improve the guest experience. Further, we remain optimistic about the robustness of the market and the long-term potential for both the Temporary Casino and our Permanent Casino. We believe our Casinos & Resorts assets are well positioned to continue to increase market share and we will responsibly invest in growing our database to drive top-line results.”

“International Interactive delivered another strong quarter, with revenues increasing 2.1% year-over-year to $236.0 million, including a 10% year-over-year improvement in our UK business on a U.S. dollar basis and a 5% increase in constant currency. Fourth quarter Adjusted EBITDAR was up 4.3% year-over-year to an all-time quarterly record $93.2 million, as our initiatives to optimize marketing and streamline costs are driving solid overall profitability improvements. For the full year, International Interactive revenues grew 2.8%.”

“North America Interactive generated fourth quarter revenues of $33.4 million, up 26.9% year-over-year, and an Adjusted EBITDAR loss of $9.8 million. In 2024, we anticipate this segment will deliver an Adjusted EBITDAR loss of approximately $30 million, compared to an Adjusted EBITDAR loss of $55.7 million in 2023. We expect a non-linear quarterly cadence over the course of the year given various upcoming state launches and market entries, including our forthcoming iGaming launch in Rhode Island and our own live dealer online experience. For the full year, North America Interactive revenues grew 37.8%.”

“Our corporate and property-level teams delivered on an active year of building our growth pipeline. This included the opening of the Chicago Temporary Casino, the approved relocation of the “Las Vegas” Athletics to our Tropicana site, the opening of our expanded and re-imagined Bally’s Kansas City casino, partnerships with leading technology vendors to support our successful relaunch of Bally Bet OSB in North America, our agreement to operate the concession at Bally’s Golf Links at Ferry Point in the Bronx, and the expansion of our flagship property in Rhode Island. Our development opportunities in Chicago, Las Vegas and New York include significant optionality and unique long-term growth prospects, and we expect to begin converting these development opportunities into value for Bally’s stakeholders, starting in 2024.”

George Papanier, Bally’s President, added, “The soft opening of the Chicago Temporary Casino on September 9th was a key 2023 milestone. Since opening, the team has worked to ramp up operations and move us closer to our targeted revenue run rate. Key improvements have included the expansion to 24/7 operations, the addition of VIP amenities, increased parking, added transportation options for guests, and enhancements to the hospitality product. Our operating team continues to refine all aspects of the Temporary Casino, while we simultaneously move forward with the financing and planning for the Permanent Casino.”

“At the end of January, we announced that on April 2nd, the Tropicana Las Vegas will officially close. While this will bring an end to this iconic property’s colorful history, closing the property will allow for preparations to welcome Major League Baseball and the A’s to Las Vegas which will open the pathway to the next era of development at the site. We also continue to work diligently in anticipation of submitting a proposal to build a world class casino and resort at the Bally’s Golf Links course in the Bronx, New York.”

Marcus Glover, Bally’s Chief Financial Officer, added, “Bally’s operating teams have been focused on expense reduction and operating efficiency. To that end, we are evaluating all areas of the business and are executing initiatives to centralize certain functions and streamline others. We continue to make progress with our plans for the financing of the Chicago Permanent Casino and hope to provide additional details on those plans in the near term. In all, 2023 was an active and productive year for Bally’s and we are extremely excited by what the future holds.”

Capital Return Program

During the fourth quarter, Bally’s repurchased 5.8 million shares of its common stock for an aggregate purchase price of $68.6 million. During the full year ended December 31, 2023, Bally’s repurchased 7.6 million shares for an aggregate purchase price of $99.1 million. Bally’s currently has $95.5 million available for use under its capital return program, subject to limitations in its regulatory and debt agreements. On a fully-diluted basis, applying the treasury method of presentation, there were approximately 52 million shares and share equivalents outstanding as of year-end 2023.

2024 Guidance

Bally’s expects to generate full year 2024 revenues in a range of $2.5 billion to $2.7 billion and Adjusted EBITDAR in a range of $655 million to $695 million. The full year guidance includes the impact of severe winter weather on January results in the Casinos & Resorts segment followed by stabilization thus far in February, as well as the impact the closure of the Tropicana Las Vegas will have on our 2024 year-over-year comparisons. The outlook also includes continued growth in the International Interactive business and the launch of iGaming in Rhode Island in our North America Interactive segment.

Revenue and Adjusted EBITDAR ranges by segment:

•Casinos & Resorts: revenues of $1.4 billion to $1.5 billion and Adjusted EBITDAR of $410 to $440 million
•International Interactive: revenues of $950 million to $1.0 billion and Adjusted EBITDAR of $320 to $350 million
•North America Interactive: revenues of $150 million to $200 million and an Adjusted EBITDAR loss of $25 million to $35 million
•Corporate Expense: $50 million to $60 million

Additional factors considered in the Company’s outlook include:

•Straight-line GAAP rent expense of approximately $126 million and cash rent of approximately $121 million
•Total capital expenditures of $165 million (this amount excludes investments in the Chicago Permanent Casino development plan and demolition costs for Tropicana Las Vegas)
•FX currency conversion for GBP at 1.27 and Euro at 1.10 based upon year-end 2023 prevailing rates

The guidance provided is based on current plans and expectations and contains several assumptions. It is subject to known and unknown uncertainties and risks, including those discussed under “Cautionary Note Regarding Forward Looking Statements” set forth below.

Impairment Charges

In the fourth quarter of 2023, Bally’s recorded total non-cash impairment charges of $122.1 million which included $54.0 million in the International Interactive segment related to a long-standing trademark acquired as part of the Gamesys acquisition, $58.6 million impairment on indefinite-lived gaming licenses in our Casinos & Resorts segment, $5.7 million of impairment charges in connection with our interactive restructuring program for certain technology which will no longer be utilized, and $3.8 million of impairment on intangible assets held for sale.

Diamond Sports Group

Diamond Sports Group agreed in principle to settle its claims against all defendants, including Bally’s, that Diamond brought through an adversary proceeding in its bankruptcy case. Through the proposed settlement, Diamond would receive payments from Sinclair and would reject the Commercial Agreement, pursuant to which Bally’s acquired certain naming rights on Diamond’s RSNs. Bally’s would continue to have naming rights on Diamond’s RSNs through the 2024 major league baseball season at no cost to either party (unless Diamond agrees with a new counterparty that will pay for such naming rights). Bally’s, in turn, would receive a release of all claims Diamond may have against it. The agreement in principle is subject to the entry into definitive documentation and certain other conditions, including bankruptcy court approval. Bally’s obligation to pay for the naming rights would terminate immediately upon effectiveness of the agreement. Bally’s recorded a $144.9 million non-cash reserve to reflect the termination of naming rights on its remaining commercial rights intangible asset offset by the forgiveness of a liability.

Reconciliation of GAAP Measures to Non-GAAP Measures

To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, Bally’s has included in this earnings release non-GAAP financial measures for consolidated Adjusted EBITDA and segment Adjusted EBITDAR, which exclude certain items described below. The reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below.

“Adjusted EBITDA” is earnings, or loss, for Bally’s, or where noted Bally’s reportable segments, before, in each case, interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, and certain other gains or losses as well as, when presented for Bally’s reporting segments, an adjustment related to the allocation of corporate costs among segments.

“Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos and the assumption of the lease for real estate and land underlying the operations of the Bally’s Lake Tahoe property. For the International Interactive, North America Interactive, and Other segments, Segment Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

Management has historically used consolidated Adjusted EBITDA and segment Adjusted EBITDAR when evaluating operating performance because Bally’s believes that these metrics are necessary to provide a full understanding of Bally’s core operating results and as a means to evaluate period-to-period performance. Management also believes that consolidated Adjusted EBITDA and segment Adjusted EBITDAR are measures that are widely used for evaluating operating performance of companies in Bally’s industry and a principal basis for valuing such companies as well. Consolidated Adjusted EBITDAR is used outside of our financial statements solely as a valuation metric. Management believes Consolidated Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. Consolidated Adjusted EBITDA and segment Adjusted EBITDAR should not be construed as alternatives to GAAP net income as an indicator of Bally’s performance. In addition, consolidated Adjusted EBITDA or segment Adjusted EBITDAR as used by Bally’s may not be defined in the same manner as other companies in Bally’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

Bally’s does not provide a reconciliation of Adjusted EBITDAR on a forward-looking basis to net income, its most comparable GAAP financial measure, because Bally’s is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include depreciation, impairment charges, gains or losses on retirement of debt, acquisition, integration and restructuring expenses, interest expense, share-based compensation expense, professional and advisory fees associated with Bally’s capital return program and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from Bally’s calculation of Adjusted EBITDAR. Bally’s believes that the probable significance of providing this forward-looking valuation metric without a reconciliation to the most directly comparable GAAP metric, is that investors and analysts will have certain information that Bally’s believes is useful and meaningful in valuing its business. Investors are cautioned that Bally’s cannot predict the occurrence, timing or amount of all non-GAAP items that may be excluded from Adjusted EBITDAR in the future. Accordingly, the actual effect of these items, when determined, could potentially be significant to the calculation of Adjusted EBITDAR.

Fourth Quarter Conference Call
Bally’s fourth quarter 2023 earnings conference call and audio webcast will be held today, Wednesday, February 21, 2024 at 4:30 p.m. EDT. To access the conference call, please dial (800) 343-4136 (U.S. toll-free) and reference conference ID BALYQ423. The webcast of the call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company’s website at www.ballys.com. An online archive of the webcast will be available on the Company’s website for 120 days. Supplemental materials have also been posted to the Investors section of the website under Events & Presentations.

About Bally’s Corporation
Bally’s Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 16 casinos across 10 states, a golf course in New York, a horse racetrack in Colorado, and has access to OSB licenses in 18 states. It also owns Bally’s Interactive International, formerly Gamesys Group, a leading, global, online gaming operator, Bally Bet, a first-in-class sports betting platform, and Bally Casino, a growing iCasino platform.

With 10,500 employees, the Company’s casino operations include approximately 15,000 slot machines, 600 table games and 5,300 hotel rooms. Upon completing the construction of a permanent casino facility in Chicago, IL, and a land-based casino near the Nittany Mall in State College, PA, Bally’s will own and/or manage 17 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol “BALY”.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contacts
Marcus Glover
Chief Financial Officer
(401) 475-8564
IR@ballys.com

James Leahy, Joseph Jaffoni, Richard Land
JCIR
(212) 835-8500
baly@jcir.com.

BALLY'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Gaming	$502,955	$461,601	$1,992,041	$1,846,124
Non-gaming	108,715	115,088	457,032	409,581
Total revenue	611,670	576,689	2,449,073	2,255,705

Operating (income) costs and expenses:
Gaming	223,206	192,459	888,937	812,918
Non-gaming	53,578	55,803	216,239	196,318
General and administrative	391,482	245,906	1,113,976	825,706
Gain from sale-leaseback, net	—	—	(374,321)	(50,766)
Impairment charges	122,072	463,978	131,725	463,978
Depreciation and amortization	119,173	73,052	350,408	300,559
Total operating costs and expenses	909,511	1,031,198	2,326,964	2,548,713
(Loss) income from operations	(297,841)	(454,509)	122,109	(293,008)

Other income (expense):
Interest expense, net	(76,574)	(63,068)	(277,561)	(208,153)
Other non-operating income (expense), net	(37,135)	129	(12,186)	46,692
Total other expense, net	(113,709)	(62,939)	(289,747)	(161,461)

Loss before income taxes	(411,550)	(517,448)	(167,638)	(454,469)
(Benefit) provision for income taxes	(148,058)	(29,919)	4,971	(28,923)
Net loss	$(263,492)	$(487,529)	$(172,609)	$(425,546)

Basic loss per share	$(5.11)	$(8.87)	$(3.24)	$(7.32)
Weighted average common shares outstanding, basic	51,582,156	54,969,976	53,350,817	58,111,699
Diluted loss per share	$(5.11)	$(8.87)	$(3.24)	$(7.32)
Weighted average common shares outstanding, diluted	51,582,156	54,969,976	53,350,817	58,111,699

BALLY'S CORPORATION

Revenue and Reconciliation of Net Loss and Net Loss Margin to
Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)
(in thousands, except percentages)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$611,670	$576,689	$2,449,073	$2,255,705

Net loss	$(263,492)	$(487,529)	$(172,609)	$(425,546)
Interest expense, net of interest income	76,574	63,068	277,561	208,153
(Benefit) provision for income taxes	(148,058)	(29,919)	4,971	(28,923)
Depreciation and amortization	119,173	73,052	350,408	300,559
Non-operating (income) expense(1)	26,216	(1,861)	12,688	(46,176)
Foreign exchange loss (gain)	13,531	1,732	11,019	(516)
Transaction costs(2)	20,971	46,009	80,376	85,604
Restructuring charges(3)	10,341	—	31,014	—
Decommissioning costs(4)	240	—	2,583	—
Share-based compensation	5,487	9,780	24,074	27,912
Gain on sale-leaseback, net	—	—	(374,321)	(50,766)
Planned business divestiture(5)	—	5,585	2,089	5,585
Impairment charges(6)	122,072	463,978	131,725	463,978
Diamond Sports Group reserve(7)	144,883	—	144,883	—
Other(8)	1,375	1,923	868	8,651
Adjusted EBITDA	$129,313	$145,818	$527,329	$548,515
Rent expense associated with triple net operating leases (9)	31,623		125,775
Adjusted EBITDAR	$160,936		$653,104

Net loss margin	(43.1)%	(84.5)%	(7.0)%	(18.9)%
Adjusted EBITDA margin	21.1%	25.3%	21.5%	24.3%
________________________________
(1)    Non-operating (income) expense includes: (i) change in value of naming rights liabilities, (ii) gain on extinguishment of debt, (iii) non-operating items of equity method investments including our share of net income or loss on an investment and depreciation expense related to our Rhode Island joint venture, (iv) adjustment on bargain purchase, and (v) other (income) expense, net.
(2)    Includes acquisition, integration and other transaction related costs, financing costs incurred in connection with the Hard Rock Biloxi and Tiverton sale lease-back transactions, the prior year tender offer process, and costs incurred to address the Standard General takeover bid.
(3)    Restructuring charges representing the severance and employee related benefits related to the announced Interactive business restructuring initiatives.
(4)    Costs related to the decommissioning of the Company’s sports betting platform in favor of outsourcing the platform solution to third parties.
(5)    Losses related to a North America Interactive business that Bally’s is marketing as held-for-sale as of December 31, 2023.
(6)    Non-cash impairment charges for 2023 included $54.0 million in the International Interactive segment related to a long-standing indefinite lived trademark acquired as part of the Gamesys acquisition, $58.6 million impairment on indefinite-lived gaming licenses in our Casinos & Resorts segment, $5.7 million of impairment charges related to our interactive restructuring program representing the impairment of certain technology which will no longer be utilized, and $3.8 million of impairment on intangible assets held for sale. Non-cash impairment charges for 2022 included $390.7 million related to our North America Interactive segment as part of our annual goodwill and asset impairment analysis and $73.3 million in the International Interactive segment related to a long-standing indefinite lived trademark acquired as part of the Gamesys acquisition.
(7)    Non-cash reserve to reflect the remaining Diamond commercial rights intangible asset offset by forgiveness of the liability.
(8)    Other includes the following items: (i) non-routine legal expenses and settlement charges for matters outside the normal course of business, (ii) storm related insurance and business interruption recoveries, and (iii) other individually de minimis expenses.
(9)    Consists of the operating lease components contained within our triple net master lease dated June 4, 2021 with GLPI for the real estate assets used in the operation of Bally’s Evansville, Bally’s Dover, Bally’s Quad Cities, Bally’s Black Hawk, Hard Rock Biloxi and Bally’s Tiverton, the individual triple net lease with GLPI for the land underlying the operations of Tropicana Las Vegas, and the triple net lease assumed in connection with the acquisition of Bally’s Lake Tahoe for real estate and land underlying the operations of the Bally’s Lake Tahoe facility.

BALLY'S CORPORATION

Revenue and Segment Adjusted EBITDAR (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Revenue
Casinos & Resorts	$342,317	$319,178	$1,363,291	$1,227,563
International Interactive	235,980	231,218	973,210	946,442
North America Interactive	33,373	26,293	112,572	81,700
Total	$611,670	$576,689	$2,449,073	$2,255,705

Adjusted EBITDAR(1)
Casinos & Resorts	$94,656	$95,517	$428,968	$398,930
International Interactive	93,207	89,399	343,559	321,651
North America Interactive	(9,844)	(5,858)	(55,653)	(65,729)
Other	(17,083)	(14,644)	(63,770)	(53,024)
Total	$160,936		$653,104
________________________________
(1)    Segment Adjusted EBITDAR is Bally’s reportable segment GAAP measure and its primary measure for profit or loss for its reportable segments. “Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos and the assumption of the lease for real estate and land underlying the operations of the Bally’s Lake Tahoe property. For the International Interactive, North America Interactive, and Other segments, segment Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

BALLY'S CORPORATION

Selected Financial Information (unaudited)

Balance Sheet Data

(in thousands)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$163,194	$212,515
Restricted cash	$139,191	$52,669

Term Loan Facility(1)	$1,906,100	$1,925,550
Revolving Credit Facility	335,000	137,000
5.625% Senior Notes due 2029	750,000	750,000
5.875% Senior Notes due 2031	735,000	750,000
Less: Unamortized original issue discount	(23,756)	(27,729)
Less: Unamortized deferred financing fees	(39,709)	(46,266)
Long-term debt, including current portion	$3,662,635	$3,488,555
Less: Current portion of Term Loan and Revolving Credit Facility	$(19,450)	$(19,450)
Long-term debt, net of discount and deferred financing fees; excluding current portion	$3,643,185	$3,469,105

Cash Flow Data

	Quarter Ended December 31,			Year Ended December 31,
(in thousands)	2023	2022	2021	2023	2022	2021
Capital expenditures	$45,252	$44,893	$32,393	$311,483	$212,256	$97,525
Cash paid for capitalized software	9,297	3,704	13,865	45,200	37,121	15,891
Acquisition of gaming licenses	135,335	2,087	25,750	145,485	55,117	30,159
Cash payments associated with triple net operating leases(2)	29,935	17,446	11,353	118,416	58,029	26,720
________________________________
(1)During the year ending December 31, 2023, the Company entered certain currency swaps to synthetically convert $500 million of its Term Loan Facility to €461.6 million fixed-rate Euro-denominated instrument due October 2028 paying a weighted-average fixed-rate coupon of approximately 6.69% per annum. The Company also entered certain currency swaps to synthetically convert $200 million notional amount of its floating rate Term Loan Facility to an equivalent £159.2 million GBP-denominated floating rate instrument with tenor of the swap instrument due October 2026. As part of the Company’s risk management program, managing our overall interest rate exposure, the Company entered into $500 million notional in interest rate collar arrangements maturing in 2028 where our SOFR floating rate interest is capped at 4.25%, with a weighted average SOFR floor rate of 3.22%, pursuant to the interest rate collar arrangements.
(2)Consists of payments made in connection with Bally’s triple net operating leases, as defined above.